Exhibit 99.1

Media Contacts: Carolyn Cichon 1-617-664-8672	Hannah Grove 1-617-664-3377	Investors and Analysts: Kelley MacDonald 1-617-664-2888

STATE STREET COMPLETES ACQUISITION
OF INVESTORS FINANCIAL SERVICES CORP.

Accelerates Leadership in Mutual, Hedge and Offshore Fund Servicing

Consolidation Expected to be Substantially Complete Within 18 Months

BOSTON July 2, 2007 — State Street Corporation (NYSE: STT), the world’s leading provider of financial services to institutional investors, announced today that it has completed the closing of its acquisition of Investors Financial Services Corp. (NASDAQ: IFIN).  Under the terms of the transaction, announced on February 5, 2007, Investors Financial Services Corp. shareholders receive 0.906 shares of State Street common stock for each share of Investors Financial Services’ common stock held at closing.  To complete the transaction, State Street issued approximately 61 million common shares worth approximately $4.2 billion.

Commenting on the acquisition, Ronald E. Logue, State Street chairman and chief into expanding capabilities beyond basic custody to focus on key value-added services. Our mutual commitment to excellence, combined with an expanded portfolio of services across a global platform, will provide customers with an investment servicing partner that is unique in the industry.  We believe that the winners in this business will differentiate themselves with product scope, geographic reach and deep relationships with customers, and we are confident that this acquisition will build on our strengths in these areas.”

Joseph (Jay) L. Hooley, vice chairman and head of global investment servicing and investment research and trading at State Street added, “We have an experienced team in place — with employees from both companies — to lead a seamless and swift conversion for our new customers, which we expect to be complete within 18 months.  Based on our strong track record of managing transitions and meeting our goals, we are confident that this acquisition will deliver value for our shareholders, customers and employees. We’ve met with virtually all of the Investors Financial customers, and now we are prepared to offer them an expanded range of global investment services.”

On a pro forma basis, the acquisition of Investors Financial adds an additional $2.3 trillion in assets as of March 31, 2007, of which approximately $1.8 trillion is held in custody.  On a pro forma basis, State Street would have $14.1 trillion in assets under custody as measured on March 31, 2007.

As previously disclosed, State Street expects the acquisition to be dilutive to operating earnings in 2007, neutral to operating earnings in 2008, accretive to earnings in 2008 on a cash basis, and accretive to operating earnings in 2009, based on anticipated pre-tax savings of approximately $345 million to $365 million over the first two years of operation. The merger and integration costs and restructuring costs associated with the acquisition in 2007 are expected to be $625 million to $675 million on a pretax basis.

“Working closely with our new colleagues these past few months, I have seen first hand the similarity of both organizations’ cultures,” said Mike Rogers, executive vice president of State Street and former president and chief operating officer of Investors Financial Services Corp. “We are excited to begin the next phase of this consolidation and look forward to being a part of this even stronger organization.”

About State Street Corporation
State Street Corporation (NYSE: STT) is the world’s leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $12.3 trillion in assets under custody (or $14.1 trillion on a pro forma basis, including the Investors Financial custody assets) and $1.8 trillion in assets under management at March 31, 2007, State Street operates in 26 countries and more than 100 geographic markets.  For more information, visit State Street’s website at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward Looking Statements
This news announcement contains forward-looking statements as defined by United States securities laws, including statements about our recently completed acquisition of Investors Financial Services Corp., and related benefits and financial effects, as well as about our financial goals, the financial outlook and business environment.  These statements are not guarantees of future performance are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties.  Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing State Street’s expectations or beliefs as of any date subsequent to the date of this release.

Important factors that may affect future results and outcomes include:

•                  State Street’s ability to complete, integrate and convert acquisitions into its business, including the acquisition of Investors Financial;

•                  the level and volatility of interest rates, particularly in the U.S. and Europe; the performance and volatility of securities, currency and other markets in the U.S. and internationally; economic conditions and monetary and other governmental actions designed to address those conditions;

•                  State Street’s ability to attract non-interest bearing deposits and other low-cost funds;

•                  the competitive environment in which State Street operates;

•                  the enactment of legislation and changes in regulation and enforcement that impact State Street and its customers;

•                  State Street’s ability to continue to grow revenue, control expenses and attract the capital necessary to achieve its business goals and comply with regulatory requirements;

•                  State Street’s ability to control systemic and operating risk;

•                  trends in the globalization of investment activity and the growth on a worldwide basis in financial assets;

•                  trends in governmental and corporate pension plans and savings rates;

•                  changes in accounting standards and practices, including changes in the interpretation of existing standards, that impact State Street’s consolidated financial statements;

•                  and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that impact the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street’s 2006 Annual Report on Form 10-K and its subsequent SEC filings.  State Street encourages investors to read its 10-K, particularly the section on Risk Factors, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, July 2, 2007, and State Street will not undertake efforts to revise those forward-looking statements to reflect events after this date.

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